FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433

REGISTRATION NO 333-127868

BUCKEYE PARTNERS, L.P.

6.05% NOTES DUE 2018

PRICING TERM SHEET
dated January 8, 2008

Relating to Preliminary Prospectus Supplement dated January 8, 2008

Issuer:	Buckeye Partners, L.P.
Expected Ratings:	Moody’s: Baa2 (Stable) S&P: BBB (Negative)
Principal Amount:	$300,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Settlement Date:	January 11, 2008
Maturity Date:	January 15, 2018
Issue Price:	100% of principal amount
Coupon:	6.05%
Benchmark Treasury:	4.25% due November, 2017
Spread to Benchmark Treasury:	220 basis points (2.20%)
Treasury Strike:	3.85%
All-in Yield:	6.05%
Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on July 15, 2008
Redemption:

At any time at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes, and (b) the sum of the present values of the remaining scheduled payments of principal and interest (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis at an adjusted Treasury rate plus 35 basis points plus, in each case, accrued and unpaid interest to the date of redemption.

Denominations:	$1,000 and integral multiples thereof
CUSIP:	118230 AG6
Underwriters:
Book-Runners:	Lehman Brothers Inc. (32.5%) SunTrust Robinson Humphrey, Inc. (32.5%)
Co-Managers:

Banc of America Securities LLC (5%)

BNP Paribas Securities Corp. (5%)

J.P. Morgan Securities Inc. (5%)

Lazard Capital Markets LLC (5%)

Morgan Stanley & Co. Incorporated (5%)

Greenwich Capital Markets, Inc. (5%)

Wells Fargo Securities, LLC (5%)

This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement referenced above.  The information in this term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information set forth in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847 or SunTrust Robinson Humphrey by calling 1-800-685-4786.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.